Exhibit 99.1

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349

	For Release:	Immediately
	Date:	August 11, 2009
	Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649
PS Business Parks, Inc. Announces Pricing of Common Stock Offering
GLENDALE, California — PS Business Parks, Inc. (NYSE:PSB) today announced the pricing of a public offering of 3,000,000 shares of its common stock at a price of $46.50 per share, for net proceeds of approximately $133.4 million after underwriting discounts and commissions and estimated offering expenses (or approximately $153.4 million if the underwriters’ over-allotment option is exercised in full). PS Business Parks has granted the underwriters the option to purchase up to an additional 450,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on August 14, 2009, subject to customary closing conditions. All of the shares were offered by PS Business Parks and will be issued pursuant to PS Business Parks’ currently effective shelf registration statement filed with the Securities and Exchange Commission. In addition, Public Storage has agreed separately to concurrently purchase 333,333 shares for net proceeds of approximately $15.5 million (if the underwriters exercise the over-allotment option in full, an additional 50,000 shares will be sold to Public Storage, for total net proceeds of approximately $17.8 million).
PS Business Parks intends to utilize the net proceeds from the offering and the sale to Public Storage for general corporate purposes, including possible future acquisitions.
BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., and Wells Fargo Securities are serving as joint book-running managers for the offering. A final prospectus supplement related to this offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement, when available, may be obtained from BofA Merrill Lynch (Attention: Prospectus Department, 4 World Financial Center, New York, NY 10080, telephone: (212) 449-1000), Credit Suisse Securities (USA) LLC (Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: (800) 221-1037), Goldman, Sachs & Co. (Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, email: Prospectus-ny@ny.email.gs.com), or Wells Fargo Securities (Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, email: equity.syndicate@wachovia.com).
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.
Company Information
PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of June 30, 2009, PSB wholly owned 19.6 million rentable square feet with approximately 3,750 customers located in eight states, concentrated in California (5.8 million sq. ft.), Florida (3.6 million sq. ft.), Virginia (3.0 million sq. ft.), Texas (2.9 million sq. ft.), Maryland (1.8 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).
# # #